SECURITIES AND EXCHANGE COMMISSION


                           Washington, D. C. 20549


                                  FORM  8-K


                                CURRENT REPORT




                     Pursuant to Section 13 or 15 (d) of
                     the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported) January 27, 1995
                                                     ----------------


                           20th Century Industries
    ----------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                  CALIFORNIA
    ----------------------------------------------------------------------
                (State or other jurisdiction of incorporation)


               0-6964                             95-1935264
    ----------------------------------------------------------------------
     (Commission File Number)           (IRS Employer Identification No.)


         6301 Owensmouth Avenue, Suite 700, Woodland Hills, CA  91367
    ----------------------------------------------------------------------
                   (Address of principal executive offices)


    Registrant's telephone number, including area code ( 818 )  704 - 3700
    ----------------------------------------------------------------------


       (Former name or address, if changed since last report)     NONE
    ----------------------------------------------------------------------

    Item 5     Other Events


     On January 27, 1995, the Registrant announced a settlement of rebate liabilities associated with Proposition 103, passed by California voters on November 8, 1988. See attached News Release.


                           SIGNATURES
                           ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   20TH CENTURY INDUSTRIES

Date:  January 27, 1995            by John R. Bollington
                                   -----------------------
                                   Secretary, Senior Vice President
                                   and General Counsel

     20th Century Industries


- ------------------------------------------------------------------------------
     NEWS
- ------------------------------------------------------------------------------


                                 Contact:    Jeanne Ouellette or
                                             Rob Williams at 213/629-4974

                                             Company contact: Rick Dinon
                                             or Ric Hill at 818/704-3595


FOR IMMEDIATE RELEASE                             January 27, 1995
- ---------------------



                        20TH CENTURY ANNOUNCES AGREEMENT
                        --------------------------------
                       CONCERNING PROPOSITION 103 REFUNDS
                       ----------------------------------


(WOODLAND HILLS, CA) -- 20th Century Industries today announced a settlement of rebate liabilities associated with Proposition 103, passed by California voters on November 8, 1988. According to Neil H. Ashley, chief executive officer, the agreement applies to both insurance subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company, and applies to those customers insured between November 8, 1988 and November 7, 1989.

Ashley said the settlement with the California Department of Insurance will permit refunds to customers while providing immediate capital additions to buttress the financial strength of the company and provide additional financial resources for potential earthquake claim increases.

Highlights of the order and agreement with California Insurance Commissioner Chuck Quackenbush are:

. 20th Century will allocate $ 78 million for customer refunds, consistent with the company's liability established through a Department of Insurance administrative hearing during 1992.

. 20th Century will obtain new capital in the amount of $ 50 million and contribute the funds to the insurance subsidiaries. The company will promptly undertake the necessary financing actions required with the assistance of American International Group, Inc. (NYSE: AIG). The New York-based international insurance organization contributed $ 216 million to 20th Century's capital under the terms of an investment agreement approved by shareholders December 15, 1994.


           6301 Owensmouth Avenue | Woodland Hills, California 91367

. The companies will refund $ 46 million to customers specified in the agreement as soon as practicable, representing an average payment per household of $ 80.00, approximately 7.5 percent of premiums paid between November 8, 1988 and November 7, 1989.

. $ 32 million will be set aside for additional customer refunds conditioned on the ultimate level of claim cost associated with the 1994 Northridge earthquake.

. The company will immediately add an additional $ 44 million to its capital base from funds it had accumulated for possible interest liability on the $ 78 million Proposition 103 rollback order. Interest penalties on the liability established through the original refund order will not be assessed.

. The request for a hearing with the United States Supreme Court to appeal the California Supreme Court decision in the Proposition 103 test case "20th Century vs. Garamendi" will be withdrawn and the company agrees to abide by the terms of Commissioner Quackenbush's order.

Commenting on the agreement, Ashley said, "This was a very tough decision. We believed strongly in the merits of our legal case challenging the constitutionality of the Commissioner's refund order as applied to 20th Century. However, the company was badly damaged by the Northridge earthquake and we can certainly use the additional capital resources to provide a more secure insurance environment for all our existing customers.

"This dialogue was initiated by Commissioner Quackenbush. He indicated his desire soon after his election to clear up the outstanding Proposition 103 rebate issues and the Commissioner recognized the 20th Century case as an obstacle in doing so. He also stated he wanted the company better capitalized so it could withstand any unrecognized earthquake claim development and provide for the security of customers having pending earthquake claims. Commissioner Quackenbush also stated he wanted to see that a low-cost California insurer would continue to provide competition within the California marketplace. Based upon the Commissioner's representations, we began negotiations several weeks ago to find a satisfactory solution that would balance the interests of the company's customers, the solvency duties of the Commissioner and motivate the company to discontinue its pursuit of the legal challenge to Proposition 103 refunds.

"As difficult as it is to accept this outcome emotionally, it is clearly a benefit for a variety of competing interests and it recognizes that an unfavorable decision in the company's lawsuit was a possibility. With this dispute behind us, 20th Century can move ahead and set goals and aspirations for the next century."

20th Century Industries is a publicly-held company traded on the New York Stock Exchange under the trading symbol TW. Wholly-owned subsidiaries are 20th Century Insurance Company, which markets automobile and excess liability insurance, and 21st Century Casualty Company, which markets automobile insurance.

Both insurance subsidiaries sell directly to consumers without agents. 20th Century Industries and subsidiaries' offices are located at 6301 Owensmouth Avenue, Woodland Hills, CA 91367; 818-704-3514.


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